                                                                JANUARY 16, 1998


[LOGO OF PACIFIC SCIENTIFIC]


To Our Shareholders:



     On December 15, 1997, a subsidiary of Kollmorgen Corporation began an unsolicited tender offer for a majority of the outstanding shares of common stock of Pacific Scientific at a price of $20.50 per share in cash, and Kollmorgen proposed to enter into an agreement for the merger of Pacific Scientific with Kollmorgen in which the remaining Pacific Scientific common stock would be converted into the right to receive shares of common stock of Kollmorgen. To that end, Kollmorgen and the holders of at least 10% of Pacific Scientific's common stock have called a Special Meeting of Shareholders to (i) repeal any and all provisions of the Bylaws of the Company that have not been duly filed by the Company with the Securities and Exchange Commission prior to August 11, 1997, including any and all amendments to the Bylaws of the Company adopted on or after December 15, 1997; (ii) to remove from office all members of the Company's Board of Directors; and (iii) to fill the newly created vacancies on the Company's Board of Directors by electing six persons nominated by Kollmorgen to the Company Board, who are expected to take such action, subject to their fiduciary duties under applicable law, as may be necessary to consummate the Kollmorgen Tender Offer and Merger. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE KOLLMORGEN TENDER OFFER AND MERGER ARE INADEQUATE AND NOT IN THE BEST INTERESTS OF PACIFIC SCIENTIFIC OR ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS AND URGES THAT YOU NOT SIGN OR RETURN ANY PROXY CARDS SENT TO YOU BY KOLLMORGEN. IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED ANY SUCH PROXY CARD TO KOLLMORGEN YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE AND REVOKE YOUR PROXY.



     In reaching the determination that the Kollmorgen offer and merger are inadequate and not in the best interests of Pacific Scientific or its shareholders, your Board gave careful consideration to Pacific Scientific's financial performance and future prospects; the opinion of Pacific Scientific's financial advisor, BancAmerica Robertson Stephens, that the consideration offered to Pacific Scientific's shareholders (other than Kollmorgen) pursuant to the Kollmorgen offer and merger are inadequate to such shareholders from a financial point of view; the significant conditions to consummation of the Kollmorgen offer; and the other factors described in the attached Proxy Statement. We urge you to carefully read the attached document in its entirety so that you will be fully informed as to the Board's recommendation.



     YOUR BOARD OF DIRECTORS BELIEVES THAT THE KOLLMORGEN OFFER AND MERGER FAIL

TO RECOGNIZE THE CURRENT VALUE OF PACIFIC SCIENTIFIC. YOUR BOARD IS ENGAGED IN AN ACTIVE EFFORT TO EXPLORE ALTERNATIVES TO MAXIMIZE SHAREHOLDER VALUE. THE BOARD STRONGLY BELIEVES THAT THE INTERESTS OF PACIFIC SCIENTIFIC SHAREHOLDERS WOULD BE BEST SERVED BY CONTINUING THAT EFFORT, AND OPPOSING KOLLMORGEN'S EFFORTS TO ACQUIRE PACIFIC SCIENTIFIC AT AN INADEQUATE PRICE.



     If you have any questions or need any assistance in revoking your proxy from the Kollmorgen offer please contact MacKenzie Partners, Inc. at (800) 322-2885 Toll-Free or at (212) 929-5500 Collect. You may also check our website, www.pacsci.com, for further developments.



     Your Directors thank you for your continued support.



                                          On behalf of the Board of Directors
                                          Sincerely,

                                          /s/ Lester Hill

                                          LESTER HILL
                                          Chairman and Chief Executive Officer

                           PACIFIC SCIENTIFIC COMPANY
                      620 NEWPORT CENTER DRIVE, SUITE 700
                        NEWPORT BEACH, CALIFORNIA 92660

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD FRIDAY, FEBRUARY 13, 1998

                            ------------------------


     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of Pacific Scientific Company will be held at The Hyatt Regency Irvine Hotel, 17900 Jamboree Road, Irvine, California, on Friday, February 13, 1998, at 2:00 p.m. (local time) for the following purposes:


          (1) To consider and act upon a shareholder proposal to repeal any and all provisions of the Company's Bylaws that have not been duly filed by the Company with the Securities and Exchange Commission prior to August 11, 1997, including any and all amendments to such Bylaws adopted on or after December 15, 1997;

          (2) To consider and act upon a shareholder proposal to remove all of the members of the Board of Directors of the Company;

          (3) If Proposal 2 is approved, to consider and act upon a shareholder proposal to elect the six director nominees designated by such shareholder to fill all vacancies on the Board to serve until the 1998 Annual Meeting of Shareholders and until their respective successors shall have been duly elected and qualified; and

          (4) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only shareholders of record at the close of business on January 20, 1998 will be entitled to notice of and to vote at the Special Meeting. All shareholders of record are invited to attend the Special Meeting.



     YOUR VOTE IS VERY IMPORTANT. THE BOARD OF DIRECTORS URGES YOU TO SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD AS SOON AS POSSIBLE IN THE RETURN ENVELOPE PROVIDED WHETHER OR NOT YOU HAVE PREVIOUSLY VOTED. This will not prevent you from voting in person, should you so desire, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked by you at any time before it is voted.


                                           By Order of the Board of Directors,

                                                   /s/ Lester Hill

                                           LESTER HILL
                                           Chairman and Chief Executive Officer


Newport Beach, California
January 16, 1998

                 PROXY STATEMENT OF PACIFIC SCIENTIFIC COMPANY

                      ------------------------------------
           SPECIAL MEETING OF SHAREHOLDERS TO BE HELD FEBRUARY 13, 1998
                      ------------------------------------


     This Proxy Statement is being furnished by the Board of Directors of Pacific Scientific Company, a California corporation (the "Company"), to the holders (the "Shareholders") of shares of common stock, par value $1.00, of the Company ("Common Stock") in connection with the solicitation of proxies by the Company's Board of Directors for use at a special meeting of shareholders to be held at the Hyatt Regency Irvine Hotel, 17900 Jamboree Road, Irvine, California, on Friday, February 13, 1998 at 2:00 p.m. (local time), and any adjournment or postponement thereof (the "Special Meeting"). The Special Meeting was called pursuant to a demand by the holders of not less than 10% of all of the shares of Common Stock entitled to vote at the Special Meeting in accordance with the California General Corporation Law (the "CGCL") and the Company's Bylaws. The first date this Proxy Statement and blue proxy card with respect thereto are being sent or given to shareholders is on or about January 16, 1998.


     At the Special Meeting the Shareholders will consider and act upon proposals (the "Kollmorgen Proposals") described below that were made by Kollmorgen Corporation, a New York corporation ("Kollmorgen").


     In accordance with California law and the Company's Bylaws, the Company's Board of Directors has fixed January 20, 1998 (the "Record Date") as the date for determining the shareholders of the Company entitled to receive notice of and to vote at the Special Meeting. As of the Record Date, there will be 12,480,056 shares of Common Stock issued and outstanding.



     THE BOARD OF DIRECTORS OF THE COMPANY VIGOROUSLY OPPOSES THE SOLICITATION OF PROXIES BY KOLLMORGEN, BELIEVES THE KOLLMORGEN PROPOSALS ARE NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, AND URGES YOU NOT TO SIGN OR RETURN ANY WHITE PROXY CARDS SENT TO YOU BY KOLLMORGEN. IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED ANY SUCH WHITE PROXY CARD TO KOLLMORGEN, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE AND REVOKE YOUR PROXY BY SIGNING, DATING, AND RETURNING THE ENCLOSED BLUE PROXY CARD. THE BOARD URGES YOU TO COMPLETE, SIGN, DATE, AND MAIL THE ENCLOSED BLUE PROXY CARD AS SOON AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE PROVIDED.


                            THE KOLLMORGEN PROPOSALS

     Kollmorgen is soliciting proxies from the Company's shareholders to vote in favor of the Kollmorgen Proposals, which are as follows:

          (1) To repeal any and all provisions of the Company's Bylaws that have not been duly filed by the Company with the Securities and Exchange

     Commission (the "SEC") prior to August 11, 1997, including any and all amendments to such Bylaws adopted on or after December 15, 1997 ("Proposal 1");

          (2) To remove all of the members of the Board of Directors of the Company ("Proposal 2"); and


          (3) If proposal (2) above is approved, to elect the six director nominees designated by Kollmorgen and all other persons nominated by Kollmorgen to fill all vacancies on the Board to serve until the 1998 Annual Meeting of Shareholders and until their respective successors shall have been duly elected and qualified ("Proposal 3").


               RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

     The Company's Board of Directors has carefully considered the Kollmorgen Proposals, information filed by Kollmorgen with the SEC, information delivered to the Company by Kollmorgen outlining its proposed plans to replace the Company's Board of Directors, and the potential effects of the removal of the current Board of Directors and the election of Kollmorgen's director nominees on the Company, its shareholders, its employees, and its business operations. The Board of Directors has determined that the Kollmorgen Proposals are not in the best interests of the Company and its shareholders and urges shareholders to vote AGAINST the Kollmorgen

Proposals by returning the BLUE proxy card, which is being solicited by the Board of Directors. See "Background."



     THE COMPANY'S BOARD OF DIRECTORS HAS DETERMINED THAT THE KOLLMORGEN PROPOSALS ARE NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, VIGOROUSLY OPPOSES KOLLMORGEN'S SOLICITATION OF PROXIES, AND URGES SHAREHOLDERS TO VOTE AGAINST THE KOLLMORGEN PROPOSALS BY SIGNING, DATING, AND RETURNING THE ENCLOSED BLUE PROXY CARD.


                                VOTING PROCEDURE

VOTING RIGHTS

     Except as set forth below, each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters to be voted on at the Special Meeting. Approval of Proposal 1 to repeal provisions of the Company's Bylaws and approval of Proposal 2 to remove all of the Company's directors will both require an affirmative vote for the proposals of a majority of the issued and outstanding shares of Common Stock.

     As provided by the Company's Bylaws and by California law, in electing directors no stockholder shall be entitled to cumulate votes for the election of directors (i.e., cast for any one candidate a number of votes greater than the number of such stockholder's shares) unless the candidates' names have been placed in nomination prior to the commencement of voting and at least one stockholder has given notice prior to commencement of the voting of an intention to cumulate votes. If any stockholder has given such notice, then each stockholder may cumulate votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled, or the stockholder may distribute his votes on the same principle among as many candidates as may be desired. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. If cumulative voting is in effect, the persons named in the accompanying proxy will vote the shares covered by proxies received by them among the candidates named herein as they shall determine, unless a contrary direction is made on such proxies.

     Abstentions and broker non-votes are each included in the determination of the number of shares present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and broker non-votes are tabulated separately. Abstentions and broker non-votes do not constitute a vote "for" or "against" any matter and thus will be disregarded in any calculation of "votes cast," except for Proposals 1 and 2 as to which abstentions and broker non-votes will have the effect of votes "against" such proposals. The New York Stock Exchange ("NYSE") determines whether brokers that do not receive instructions from beneficial owners are entitled to vote on management proposals. In the event of a broker non-vote with respect to a management proposal arising from the absence of authorization by the beneficial owner to vote as to a management proposal, the proxy will not be deemed as present and entitled to vote as to the management proposal for determining the total number of shares of which a majority is required for adoption.


                              EFFECT OF BLUE PROXY


     The Company's Board of Directors is soliciting proxies AGAINST the Kollmorgen Proposals.


     If the BLUE proxy card is duly completed and returned, it will be voted in accordance with the instructions thereon. If a shareholder returns the BLUE proxy card duly executed, but does not indicate the manner in which it is to be voted, it will be voted AGAINST each of the Kollmorgen Proposals and in the discretion of the proxies named thereon as to any other matters properly coming before the Special Meeting.



     Any shareholder executing and delivering the enclosed blue proxy card may revoke such Proxy by (i) filing with the Secretary of the Company, at or before the Special Meeting, a written notice of revocation bearing a date later than the date of the proxy card, (ii) signing and returning a later dated proxy card, or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent to: Pacific
Scientific

Company, 620 Newport Center Drive, Newport Beach, California 92660, Attention:
Winston E. Hickman, Senior Vice President, Chief Financial Officer and
Secretary.


     The Board of Directors urges you NOT to sign the WHITE proxy card sent to you by Kollmorgen. Whether or not you have previously executed a WHITE proxy card, the Board urges you to show your support for the Company's Board of Directors by executing and dating the enclosed BLUE proxy card and mailing it in the enclosed postage-paid envelope as soon as possible. A later dated and signed BLUE proxy card will revoke any previously provided WHITE proxy card.


                                   BACKGROUND


     On December 9, 1997, the Company received a written proposal by Kollmorgen (the "Original Kollmorgen Proposal") for a business combination between Kollmorgen and the Company in which Kollmorgen proposed that the Company's shareholders would receive consideration of $20.50 per share, half in cash and the balance in Kollmorgen stock (without specifying the basis on which such stock would be valued), and related matters. At a Board of Directors meeting held on December 12, 1997, the Board of Directors authorized Lester Hill, Chairman of the Board and Chief Executive Officer of the Company, to respond to Kollmorgen and inform it that the Company would respond to the Original Kollmorgen Proposal after having had the chance to fully consider the matter. On December 15, 1997, Kollmorgen filed with the SEC a Tender Offer Statement on
Schedule 14D-1 (the "Schedule 14D-1") with respect to the Kollmorgen Offer (as defined below) and a Consent Solicitation Statement/Preliminary Prospectus (the "Kollmorgen Consent Solicitation Statement") with respect to the solicitation of consents to call a special meeting of the Company's shareholders to act on the proposals described herein (the "Kollmorgen Solicitation"). The Special Meeting is being held as a result of the Kollmorgen Solicitation. Kollmorgen proposes to have shareholders act at the Special Meeting to (i) repeal any and all provisions of the Bylaws of the Company that have not been duly filed by the Company with the SEC prior to August 11, 1997, including any and all amendments to the Bylaws of the Company adopted on or after December 15, 1997; (ii) remove from office all members of the Board of Directors of the Company (the "Company Board"); and (iii) fill the newly created vacancies on the Company Board by electing six persons nominated by Kollmorgen to the Company Board, who are expected to take such actions, subject to their fiduciary duties under applicable law, as may be necessary to consummate the Kollmorgen Offer and the Proposed Merger (as defined below). The only provision of the Bylaws potentially affected by Proposal 1 was filed with the SEC on August 11, 1997 and reflects a change to the Bylaw provisions as to the officers of the Company. The Bylaws, prior to August 11, 1997, provided for the positions of Chief Executive Officer and President to be held by the same individual. The revision made to Article V of the Bylaws as filed on August 11, 1997 allows for these two positions to be held by different individuals. If Proposal 1 is approved, then the positions of Chief Executive Officer and President will no longer be able to be held by different individuals. Additional information as to certain matters relating to the Kollmorgen Proposals may be found in the Kollmorgen Proxy Statement dated January 15, 1998, filed by Kollmorgen with the Securities and Exchange Commission (the "Commission") as definitive proxy materials under cover of a
Schedule 14A. Shareholders are urged to consult the Kollmorgen Proxy Statement for additional details as to the Proposed Merger and related matters. According to the Kollmorgen Proxy Statement, as of January 15, 1998, Kollmorgen beneficially owned 100 shares of Common Stock, representing less than 0.001% of the outstanding shares of Common Stock as of such date.



     The Kollmorgen Offer was commenced on December 15, 1997. The Company Board met on December 17 and 21, 1997 to consider the Kollmorgen Offer and related matters. At those meetings, the Company Board considered the Company's business, financial condition, results of operations, current business strategy and future prospects, recent and historical market prices for the Common Stock, the terms of the Original Kollmorgen Proposal, the terms and conditions of the Kollmorgen Offer and the Proposed Merger, strategic and other potential alternatives to the Kollmorgen Offer and the Proposed Merger, and other matters, including information presented by the Company's management, BancAmerica Robertson Stephens ("BARS"), the Company's financial advisor, and the Company's legal advisors. At its December 21st meeting, the Company Board unanimously (i) determined to redeem the preferred share purchase rights then currently issued and outstanding under the Company's then existing preferred share purchase rights plan (the "Existing Rights") and simultaneously adopted a new Preferred Share Purchase Rights Plan (the "New Rights Agreement") and declared a dividend distribution of new preferred share purchase rights ("New Rights") thereunder;
(ii) declined to render the Existing Rights or the New Rights inapplicable to the Kollmorgen Offer or the Proposed Merger; and (iii) declined to recommend the Kollmorgen Offer or the Proposed Merger or to approve the Proposed Merger for purposes of Article FIFTH of the Company's Articles of Incorporation.


     ACCORDINGLY, THE COMPANY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS REJECT THE KOLLMORGEN PROPOSALS. The Company Board has directed management and the Company's advisors to explore such strategic and other alternatives and to report back to the Company Board promptly with respect thereto.


     Kollmorgen and Torque Corporation ("Bidder"), a Delaware corporation and wholly owned subsidiary of Kollmorgen, have made the Kollmorgen Offer to purchase 6,347,241 shares of Common Stock (or such greater or lesser number of shares of Common Stock that, when added to the number of shares of Common Stock owned by Kollmorgen and Bidder, will constitute a majority of the Common Stock outstanding on a fully diluted basis), at a price of $20.50 per share, net to the seller in cash on the terms and subject to the conditions set forth in the Offer to Purchase, dated December 15, 1997, and in the related Letter of Transmittal (which together constitute the "Kollmorgen Offer").

     According to the Schedule 14D-1, Kollmorgen is also seeking to negotiate with the Company a definitive merger agreement pursuant to which the Company would, as soon as practicable following consummation of the Kollmorgen Offer, consummate a merger or similar business combination with Kollmorgen, Bidder or another direct or indirect subsidiary of Kollmorgen (the "Proposed Merger"). According to the Schedule 14D-1, in the Proposed Merger, each share of Common Stock then outstanding (other than shares held by the Company or any wholly owned subsidiary of the Company and shares of Common Stock owned by Kollmorgen, Bidder or any other direct or indirect wholly owned subsidiary of Kollmorgen and shares held by shareholders who properly exercised their appraisal rights) would be converted into the right to receive shares of common stock, par value $2.50 per share, of Kollmorgen ("Kollmorgen Common Stock"). The Schedule 14D-1 states that the exact number of shares of Kollmorgen Common Stock into which each share of Common Stock will be converted in the Proposed Merger will be determined by a formula based upon the price of Kollmorgen Common Stock during a fixed period prior to the time the Proposed Merger would be voted upon by the holders of Common Stock and having a nominal value of $20.50 per share of Common Stock, subject to a collar which could have the effect, should the price of the Kollmorgen Common Stock fall below a specified trading price, of rendering the immediate market value of the shares of Kollmorgen Common Stock which would be received in the Proposed Merger less than $20.50. Should the price of Kollmorgen Common Stock rise above a specified trading range, the immediate market value of the shares of Kollmorgen Common Stock which would be received in the Proposed Merger could also be greater than $20.50. In either case, if the Company's shareholders tender more shares pursuant to the Kollmorgen Offer than Kollmorgen seeks to acquire through the Kollmorgen Offer, tendering shareholders will not receive the $20.50 cash payment for all of their tendered shares and instead will receive a mixture of cash and Kollmorgen Common Stock. As a result of this fact, and the fact that only Kollmorgen Common Stock will be paid in connection with the Proposed Merger, any shares of Common Stock in respect of which cash is not paid in connection with the Kollmorgen Offer (whether as a result of proration in the Kollmorgen Offer or because such shares were not tendered in the Kollmorgen Offer) will be converted into Kollmorgen Common Stock assuming consummation of the Proposed Merger.

     THE KOLLMORGEN OFFER AND THE KOLLMORGEN PROPOSALS ARE INTEGRAL PARTS OF KOLLMORGEN'S ATTEMPT TO ACQUIRE THE COMPANY. Election of Kollmorgen's nominees to the Company Board will facilitate the satisfaction of the conditions to the Kollmorgen Offer and the consummation of the Kollmorgen Offer, as such nominees will, if elected, in their capacity as members of the Company Board, be able to take action to cause the Company to satisfy certain of the conditions to the Kollmorgen Offer that would not otherwise be satisfied. The Kollmorgen Offer, in turn, is designed to give Kollmorgen control of the Company through the purchase of a majority of the Company's Common Stock. By controlling a majority of the Common Stock, Kollmorgen will be assured of shareholder approval of the Proposed Merger if and when shareholders were to vote on the Proposed Merger. Thus, in order to assure consummation of the Kollmorgen Offer and Company Board approval of the Proposed Merger, Kollmorgen is seeking to replace the Company Board with Kollmorgen's own nominees, which Kollmorgen expects will act to facilitate the Proposed Merger. If Kollmorgen is successful in its effort, Kollmorgen will effectively gain the board approval it requires to complete the Kollmorgen Offer and the Proposed Merger. Such board approval, together with the control of the Company's Common Stock Kollmorgen seeks to gain through the Kollmorgen Offer, would ensure consummation of the Kollmorgen Offer and the Proposed Merger.

               INFORMATION REGARDING THE DIRECTORS OF THE COMPANY


     Certain information regarding each of the current directors including their principal occupation, age and period of service as a director of the Company are set forth below.


     WALTER F. BERAN; AGE 71; CHAIRMAN, PACIFIC ALLIANCE GROUP Mr. Beran was elected a director of the Company in 1987. He served as Vice Chairman and Western Regional Managing Partner of Ernst & Young LLP from 1971 until his retirement on September 30, 1986, when he became an independent consultant. He joined the Pacific Alliance Group (a financial services firm) in 1988, as Chairman. Mr. Beran also serves as a director of Arco Chemical Company, Fleetwood Enterprises Inc., Vencor Inc., and Eureka Mutual Funds.


     RALPH O. BRISCOE; AGE 70; RETIRED Mr. Briscoe was elected a director of the Company in 1985. Prior to his retirement in 1986, Mr. Briscoe was President, Chief Executive Officer and a director of Triton Group Ltd.


     LESTER HILL; AGE 54; CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF THE COMPANY Mr. Hill was elected a director, Chairman of the Board, President and Chief Executive Officer of the Company in February 1997. In July 1997, Mr. Schlotterbeck became President and Chief Operating Officer of the Company. Prior to joining the Company, Mr. Hill was a business consultant since 1996; from 1992 to 1995, he was Executive Vice President of the Communications Division of General Instrument Corporation; from 1989 to 1992, he was President of Portable Systems Division of Symbol Technologies, Inc.; from 1987 to 1989, he was President and CEO of Data Design Laboratories Inc.; and from 1968 to 1987, he was employed by TRW, Inc., most recently as Vice President and General Manager of the Electronic Components Group. Mr. Hill also serves as a director of Metrologic Instruments, Inc.

     RALPH D. KETCHUM; AGE 71; PRESIDENT, RDK CAPITAL, INC. Mr. Ketchum was elected a director of the Company in 1994. He also serves on the boards of Oglebay Norton Company, Thomas Industries, Lithium Technologies Corporation, and Metropolitan Savings Bank. He is also the General Partner of RDK Capital, L.P., and as such is the majority owner and CEO of Heintz Corporation (a manufacturer of aircraft engine components) which filed for voluntary reorganization under Chapter 11 of the United States Bankruptcy Code, in the federal bankruptcy court of the Eastern District of Pennsylvania, on August 4, 1993. Mr. Ketchum was a long-time employee of General Electric Company, rising to the position of Senior Vice President and Group Executive at the time of his retirement. Mr. Ketchum was with GE from 1946 to 1987, except for a three-year period (1969-1972) when he served as Vice President of Control Data Corporation.

     WILLIAM A. PRESTON; AGE 61; CHAIRMAN AND MAJORITY OWNER OF APM, INC. Mr. Preston was elected a director of the Company in 1979. He has been Chairman and majority owner of APM, Inc., a specialty plastics manufacturer, since 1969. Mr. Preston is also a director of University National Bank & Trust Company.

     MILLARD H. PRYOR, JR.; AGE 64; MANAGING DIRECTOR, PRYOR & CLARK
COMPANY Mr. Pryor became a director of the Company in 1992. He is a Managing Director of Pryor & Clark Company (a real estate and investment holding company), which he had served as an executive since 1970. He has been a director of Corcap, Inc. since 1988 and served as an executive officer with that company from 1988 to 1992. Mr. Pryor is also a director of The Hartford Funds, Infodata Systems Inc. and Compudyn Corporation. Additionally, Mr. Pryor was the Chief Executive Officer of Lydall Inc. (a manufacturer of materials from specialty fibers) from 1972 through 1988.

COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

     The Company has standing Executive, Audit, Compensation and Personnel and Nominating and Corporate Governance Committees. During the Company's 1997 fiscal year, the Board of Directors held 11 meetings and each director attended at least 75% of all Board meetings and meetings of Committees on which he served.

  Executive Committee


     The Executive Committee, during the 1997 fiscal year consisted of Messrs. Briscoe, Hill and Preston (Chairman), has all the powers and authority of the Company Board in the management of the business and the affairs of the Company, except those powers which by law cannot be delegated by the Board of Directors. Although the Executive Committee has broad powers, in practice it meets only when it would be inconvenient to call a meeting of the Company Board. The Executive Committee did not meet during the Company's 1997 fiscal year.


  Audit Committee

     The Audit Committee, consisting of Messrs. Beran (Chairman), Briscoe, Ketchum, Preston and Pryor, met three times during the 1997 fiscal year. The Audit Committee makes recommendations concerning the engagement of the Company's independent auditors, consults with the independent auditors concerning the audit plan and reviews the comments and recommendations resulting from the auditors' report and management letter. The Audit Committee also reviews the

Company's program of internal audit and consults with the Company's internal auditor on questions of interest.

  Compensation and Personnel Committee


     The Compensation and Personnel Committee, consisting of Messrs. Ketchum (Chairman), Beran and Preston, met four times during the 1997 fiscal year. The Compensation and Personnel Committee makes recommendations to the Company Board on the annual salary rates of all elected officers of the Company, makes recommendations to the Company Board on incentive compensation, stock options and compensation matters and administers the incentive compensation, stock option and other compensation plans of the Company.


  Nominating and Corporate Governance Committee


     The Nominating and Corporate Governance Committee, consisting of Messrs. Briscoe (Chairman), Preston and Pryor makes recommendations to the Board of Directors regarding candidates to fill future vacancies on the Company Board. There is no established procedure for submission of nominations by shareholders and to establish corporate governance policies. The Nominating and Corporate Governance Committee did not meet during the 1997 fiscal year.


  Directors' Compensation


     Each director who is not an employee of the Company receives a $17,500 annual retainer and $900 for each Company Board and committee meeting attended.



     As of July 1, 1997, the Company discontinued participation in the Company's Directors' Retirement Plan (the "Retirement Plan") and froze the benefits payable to the current non-employee directors. As a replacement for the Retirement Plan, each of the Company's non-employee directors are to receive an annual grant of a fully exercisable ten-year option to purchase 3,000 shares of the Company's Common Stock. The option exercise price is to equal to the closing price of the Common Stock on the date of grant. The initial grant was made to the non-employee directors on May 29, 1997 and subsequent grants will be made on the date of the Company's annual meeting of shareholders.



     Those non-employee directors who were members of the Company Board on May 29, 1997 are still eligible to receive an annual benefit under the Retirement Plan of up to $16,000, provided that they have served on the Company Board for a period of five years. Under the Retirement Plan, annual benefits commence on the latter of (i) when the eligible director reaches age 65 or (ii) when the director is no longer serving as a director of the Company. Non-employee directors who leave the Company Board before age sixty-five (65) after completing five (5) years of Company Board service are eligible to receive a benefit upon attaining age sixty-five (65).



     The Retirement Plan provides that the retirement benefit will be paid over the lesser of twelve (12) years or the number of years a director serves on the Company Board. In the event of death while a director, a surviving spouse is entitled to receive an annual benefit equal to 50% of the annual retainer payable to the director at the date of death, such benefit to be paid for a period equal to the total number of years of service the deceased director served on the Company Board, not to exceed twelve (12) years. The benefits paid under the Retirement Plan are a direct obligation of the Company and are reflected as a financial statement liability determined in accordance with accepted actuarial assumptions.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, executive officers and any persons holding more than ten percent of the outstanding shares of Common Stock are required to report their ownership of such shares and any changes in that ownership to the SEC and the NYSE. These persons also are required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during the 1997 fiscal year. Based solely on a review of the reports furnished to the Company or written representations from the Company's directors and executive officers, the Company believes that all of these filing requirements were satisfied by the Company's directors, executive officers and ten percent holders during the 1997 Fiscal Year.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The Company knows of no beneficial owners of more than five percent (5%) of the shares of Common Stock as of December 26, 1997. The Company has no other class of equity security outstanding.

     The following table sets forth information with respect to beneficial ownership as of December 26, 1997 by the Company's directors, the named executive officers and by all directors and executive officers as a group, together with the percentage of the outstanding shares of Common Stock which such ownership represents. Unless otherwise indicated, the beneficial ownership consists of sole voting and investment power with respect to the shares indicated, except to the extent that authority is shared by spouses under applicable law.


                                                                                   AMOUNT AND NATURE OF      PERCENT OF
                           NAME OF BENEFICIAL OWNER                             BENEFICIAL OWNERSHIP(1)(2)     CLASS
------------------------------------------------------------------------------- --------------------------   ----------
Walter F. Beran................................................................             6,000                  *
Ralph O. Briscoe...............................................................            20,000                  *
Lester Hill....................................................................           100,000                  *
Ralph D. Ketchum...............................................................            11,500                  *
William A. Preston.............................................................            13,000                  *
Millard H. Pryor, Jr...........................................................             7,000                  *
David L. Schlotterbeck.........................................................                --                  *
Richard V. Plat................................................................           264,778                2.1%
William R. Fejes...............................................................            10,000                  *
Richard G. Knoblock............................................................            18,300                  *
Edgar S. Brower(3).............................................................           116,000                  *
All Directors and Current Executive Officers as a Group (13 persons)...........           472,712                3.7%

------------------
* Represents less than 1%.

(1) Information with respect to beneficial ownership is based upon the Company's stock records and data supplied to the Company by the individuals.

(2) Includes certain shares which the following have the right to acquire within 60 days of December 26, 1997 through the exercise of stock options to purchase shares of Common Stock: Messrs. Beran, Briscoe, Ketchum, Preston and Pryor, 3,000 shares each; Mr. Hill, 100,000 shares; Mr. Plat, 105,500 shares; Mr. Fejes, 10,000 shares; Mr. Knoblock, 18,300 shares; Mr. Brower, 15,000 shares and all directors and current executive officers as a group, 268,450 shares. In the event of a change of control (as defined in the relevant plan and related documents) of the Company, outstanding options granted to employees shall vest and become immediately exercisable, subject to certain limitations.

(3) Mr. Brower resigned as a director and the Company's Chief Executive Officer on February 19, 1997.

                             EXECUTIVE COMPENSATION

     The following table discloses compensation received for the three fiscal years ended December 26, 1997 by the Chief Executive Officer at such time, the Company's former Chief Executive Officer and the Company's next four most highly paid executive officers (collectively, the "named executive officers"):

                           SUMMARY COMPENSATION TABLE



                                                                                                LONG-TERM COMPENSATION
                                                ANNUAL COMPENSATION                       -----------------------------------
                             ---------------------------------------------------------     SECURITIES
    NAME AND PRINCIPAL                                                 OTHER ANNUAL        UNDERLYING          ALL OTHER
         POSITION            YEAR(1)    SALARY($)    BONUS($)(2)    COMPENSATION($)(3)     OPTIONS(#)      COMPENSATION($)(4)
--------------------------   -------    ---------    -----------    ------------------    -------------    ------------------

Edgar S. Brower(5) .......     1997     $256,982             --               --                  --            $  3,750
Former Chairman of the         1996      403,198             --               --              20,000               3,750
Board, Director, and Chief     1995      376,640      $ 155,341           $6,000              20,000              90,620
Executive Officer

Lester Hill ..............     1997      291,150        290,000               --             250,000              60,773
Chairman of the Board and
Chief Executive Officer

David L. Schlotterbeck ...     1997      125,000        245,000               --             150,000               1,500
President and Chief
Operating Officer

Richard V. Plat ..........     1997      300,000             --               --                  --               3,750
Executive Vice President       1996      298,355             --               --              10,000               3,750
Former Chief Financial         1995      284,904        100,924               --              10,000               4,620
Officer and Secretary

Richard G. Knoblock ......     1997      175,099         72,205               --              10,000               3,750
Vice President and             1996      163,270         66,086               --               5,000               3,750
President, Safety Aviation     1995      147,117         64,150               --               4,000               3,678
Group

William T. Fejes .........     1997      200,000             --               --               8,000               3,750
Senior Vice President and      1996      190,270         33,550               --               8,000               3,750
President, Automation          1995      151,951             --               --               5,000               3,449
Technology Group


------------------
(1) Messrs. Hill and Schlotterbeck joined the Company in 1997 and, accordingly, no information is disclosed with respect to prior years for these individuals.


(2) The amounts shown in this column reflect payments under the Company's Management Incentive Plan. Except for Messrs. Hill and Schlotterbeck as described below, amounts disclosed in this column are for bonuses paid in a given year which were based on the prior year's performance. The bonus payments for Messrs. Hill and Schlotterbeck reflect bonuses paid at the end of 1997 for 1997. To the extent such amounts exceed the bonuses which would otherwise be payable to Messrs. Hill and Schlotterbeck in 1998, such excess shall reduce future bonuses and/or severance payments otherwise payable to these individuals.


(3) The amounts shown in this column reflect the non-preferential dividends earned by Mr. Brower as part of his long-term incentive agreement with the Company. Mr. Brower held 100,000 shares of restricted common stock. The restricted term expired in July 1995; therefore, this amount represents the non-preferential dividends paid by the Company during 1994 and the first two quarters of 1995. The fair market value of the 100,000 shares of restricted stock was $1,950,000 on the date that the restriction expired.

(4) The amounts disclosed in this column for fiscal 1997 for the Company's contributions under Pacific Scientific's Savings Plan, a defined contribution, for the following individuals include: Mr. Brower, $3,750; Mr. Hill, $3,750; Mr. Schlotterbeck, $1,500; Mr. Plat, $3,750; Mr. Knoblock, $3,750; and Mr. Fejes, $3,750. In addition, in fiscal 1997 the Company credited Mr. Hill a total of $57,023 under his special supplemental retirement plan.

(5) Mr. Brower resigned as a director and officer on February 19, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in fiscal 1997 to the named executive officers.


                                                          INDIVIDUAL GRANTS                              POTENTIAL REALIZABLE
                                  -----------------------------------------------------------------    VALUE AT ASSUMED ANNUAL
                                    NUMBER OF      % OF TOTAL OPTIONS                                    RATES OF STOCK PRICE
                                   SECURITIES          GRANTED TO                                      APPRECIATION FOR OPTION
                                   UNDERLYING         EMPLOYEES IN                                             TERM(3)
                                     OPTIONS          FISCAL YEAR          EXERCISE      EXPIRATION    ------------------------
              NAME                GRANTED(#)(1)         1997(2)          PRICE($/SH)        DATE           5%           10%
--------------------------------  -------------    ------------------    ------------    ----------    ----------    ----------
Edgar S. Brower(4)..............          --                --                   --             --             --            --
Lester Hill.....................     250,000              32.0%            $ 12.625       Feb 2007     $1,985,000    $5,030,250
David L. Schlotterbeck..........     150,000              19.2%               13.94      July 2007      1,315,500     3,333,000
Richard V. Plat.................          --                --                   --             --             --            --
Richard G. Knoblock.............       8,000               1.3%               11.75       Apr 2007         59,120       149,840
                                       2,000                 *                13.00       May 2007         16,360        41,440
William T. Fejes................       5,000                 *                11.75       Apr 2007         36,950        93,650
                                       3,000                 *                13.00       May 2007         24,540        62,160


------------------
* Represents less than 1%



(1) Except for Messrs. Hill and Schlotterbeck, the options listed were granted pursuant to the Pacific Scientific Company 1995 Stock Option Plan. The options granted under the 1995 Stock Option Plan generally become fully exercisable after four years with normal vesting occurring at a rate of 25% per year and the plan grants broad discretion to the Board of Directors to change or modify the material terms of option grants. Messrs. Hill and Schlotterbeck entered into nonstatutory stock option agreements with the Company pursuant to which Mr. Hill and Mr. Schlotterbeck were granted options to purchase 250,000 and 150,000 shares of Company Common Stock, respectively. The options granted to Mr. Hill become fully exercisable after four years with 20% vested as of the grant date and an additional 20% vesting each year. The options granted to Mr. Schlotterbeck vest over four years with normal vesting occurring at a rate of 25% per year. In the event of a change of control (within the meaning of the 1997 Pacific Scientific Company Change of Control Severance Plan) all outstanding options will become immediately exercisable by the holder thereof, subject to certain limitations under such plan.


(2) The Company granted options representing 780,955 shares to employees in fiscal 1997.

(3) The dollar amounts in these columns are determined using assumed rates of appreciation set by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the market value of the Company's Common Stock. Such amounts are based on the assumption that the named persons hold the options for the full ten-year term. The actual value of the options will vary in accordance with the market price of the Company's Common Stock.

(4) Mr. Brower resigned as a director and officer on February 19, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table provides information on the number of exercised and unexercised options and the value of the in-the-money unexercised options held by the named executive officers at December 26, 1997. The Company currently does not grant stock appreciation rights.


                                                                     NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                                                            OPTIONS                 IN-THE-MONEY OPTIONS AT
                                   SHARES                            AT FISCAL YEAR-END(#)           FISCAL YEAR-END($)(2)
                                 ACQUIRED ON        VALUE         ----------------------------    ----------------------------
             NAME                EXERCISE(#)    REALIZED($)(1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------------------   -----------    --------------    -----------    -------------    -----------    -------------
Edgar S. Brower(3)............     214,000        $1,628,525         15,000              --        $  81,563               --
Lester Hill...................          --                --         50,000         200,000          546,875      $ 2,187,500
David L. Schlotterbeck........          --                --             --         150,000               --        1,443,375

Richard V. Plat...............          --                --        103,000          21,000        1,451,594          137,094
Richard G. Knoblock...........          --                --         17,050          17,150          204,034          152,978
William T. Fejes..............       6,700            56,281          8,000          17,400           60,331          132,681


------------------
(1) The amounts in this column were calculated using the difference between the closing market price of the Company's Common Stock at exercise minus the option exercise price.

(2) The amounts in this column were calculated by using the difference between the closing price of the Company's Common Stock on December 26, 1997 and the option exercise prices. The closing price of the Company's Common Stock on December 26, 1997 on the New York Stock Exchange was $23.5625.

(3) Mr. Brower resigned as a director and officer on February 19, 1997.

RETIREMENT BENEFITS

     To provide for retirement income for its employees, the Company has pension plans designed to qualify under applicable provisions of the Internal Revenue Code of 1986, as amended. All full-time employees and certain part-time employees in the United States are eligible to participate in a pension plan after one year of service. The plans are funded solely by Company contributions.

     Effective January 1, 1985, the Company's pension plans were revised to combine all existing employee group retirement plans of the Company into one defined benefit plan. Employees hired on and after January 1, 1985 participate in the Post-1985 Retirement Plan. Employees hired prior to January 1, 1985 have the option of receiving retirement benefits from the Pre-1985 or Post-1985 Retirement Plan whichever plan provides the higher benefits.

                            PRE-1985 RETIREMENT PLAN
                      ESTIMATED ANNUAL RETIREMENT BENEFITS

               HIGHEST
              FIVE-YEAR                  15 YEARS    20 YEARS
               AVERAGE                      OF          OF        25 YEARS OF      30 YEARS OF      35 YEARS OF
             COMPENSATION                SERVICE     SERVICE      SERVICE(1)       SERVICE(1)       SERVICE(1)
--------------------------------------   --------    --------    -------------    -------------    -------------
$125,000..............................   $ 48,800    $ 65,500      $  80,000        $  80,000        $  80,000
 175,000..............................     70,700      94,700        115,000          115,000          115,000
 225,000..............................     92,600     123,900        150,000          150,000          150,000
 275,000..............................    114,500     153,100        185,000          185,000          185,000
 325,000..............................    136,400     182,300        220,000          220,000          220,000
 375,000..............................    158,300     211,500        255,000          255,000          255,000
 425,000..............................    180,200     240,700        290,000          290,000          290,000
 475,000..............................    202,100     269,900        325,000          325,000          325,000

 525,000..............................    224,000     299,100        360,000          360,000          360,000

                           POST-1985 RETIREMENT PLAN
                      ESTIMATED ANNUAL RETIREMENT BENEFITS

                  HIGHEST
                 FIVE-YEAR                    15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
                  AVERAGE                        OF          OF          OF          OF          OF
               COMPENSATION                   SERVICE     SERVICE     SERVICE     SERVICE     SERVICE
-------------------------------------------   --------    --------    --------    --------    --------
$125,000...................................   $ 26,100    $ 34,700    $ 43,400    $ 52,100    $ 60,800
 175,000...................................     37,300      49,700      62,200      74,600      87,000
 225,000...................................     48,600      64,700      80,900      97,100     133,300
 275,000...................................     59,800      79,700      99,700     119,600     139,500
 325,000...................................     71,100      94,700     118,400     142,100     165,800
 375,000...................................     82,300     109,700     137,200     164,600     192,000
 425,000...................................     93,600     124,700     155,900     187,100     218,300
 475,000...................................    104,800     139,700     174,700     209,600     244,500
 525,000...................................    116,100     154,700     193,400     232,100     270,800

------------------
(1) Maximum benefits are obtained at 24 pension service years.

     The compensation covered by the plans for which benefits are summarized in the tables above include salary, wages, bonuses and commissions. The covered compensation for each of the executive officers named in the Summary Compensation Table is the highest 5 consecutive years' average of the past 10 years of salary and bonus. Mr. Brower is provided with a supplementary Executive Retirement Plan which is in addition to and duplicates the benefits provided by the Post-1985 Company Plan, including the Pacific Scientific Company Pension Restoration Plan. Mr. Hill is provided with a special supplemental retirement plan, consisting of a monthly defined contribution of $5,000, plus interest accruing on such amounts at the rate of nine percent per year for 1997. This plan is in addition to the Company's regular Employee Pension Plan and the Pacific Scientific Company Pension Restoration Plan.

     The officers named in the Summary Compensation Table have been credited with the following years of service: Mr. Brower, 12 years; Mr. Hill, 0 years; Mr. Schlotterbeck, 0 years; Mr. Plat, 20 years; Mr. Knoblock, 8 years; and Mr. Fejes, 11 years. Of these officers, Mr. Plat is the only one to have the option of receiving benefits in either of the plans as described above.

     The benefits under the Pre-1985 Retirement Plan are subject to the deduction of a portion of Social Security or equivalent benefits (maximum deduction limited to 50%, which is reached at 18.75 pension service years) and are computed on the ten-year certain and life amounts.

     The benefits under the Post-1985 Retirement Plan are not subject to any deduction for Social Security (nor are there any other offset amounts) and are computed on the basis of an excess plan.

     During 1994, the Company adopted the Pacific Scientific Company Pension Restoration Plan. This plan was implemented to restore the pension benefit that would otherwise be payable but for the $150,000 per year pay limitation imposed during 1994 by Section 401(A)(17) of the Internal Revenue Code. This plan preserves the pension benefit in effect prior to 1994. As a result, if an individual's compensation exceeds the prescribed limits, the excess benefits will be paid by the Company pursuant to this plan.

                          INTERESTS OF CERTAIN PERSONS


     Additional information, including certain compensation information, as to certain interests of the Company Board and the Company's executive officers is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the Commission on December 22, 1997 and previously delivered to shareholders of the Company (as amended, the "Schedule 14D-9").


                               PROXY SOLICITATION


     Proxies are being solicited by and on behalf of the Company. All expenses of the Company's solicitation of proxies, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, certain officers, and employees of the Company in person or by telephone, telegram, advertisement, courier service, or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. In addition, the Company has retained MacKenzie Partners, Inc. ("MacKenzie") to assist in the solicitation of proxies. The Company has agreed that MacKenzie will be paid a fee not to exceed $100,000, plus reimbursement for their reasonable out-of-pocket expenses. The Company has also agreed to indemnify MacKenzie against certain liabilities and expenses, including certain liabilities and expenses under the federal securities law. It is anticipated that MacKenzie will employ approximately 40 persons to solicit shareholders.



     The Company has engaged BARS to act as its financial advisor in connection with Kollmorgen's unsolicited offer and related matters, including this solicitation. BARS may assist in the solicitation of proxies. Information as to the terms of BARS' engagement is set forth in the Schedule 14D-9. BARS will not receive any fee for, or in connection with, any solicitation activities apart from the fees it is otherwise entitled to receive under its engagement. BARS does not admit or deny that any of its directors, officers, or employees is a "participant" as defined in Schedule 14A promulgated by the SEC under the

Securities Exchange Act of 1934, as amended, or that such Schedule 14A requires the disclosure of certain information concerning such persons. In the normal course of its business, BARS regularly buys and sells the Common Stock and other securities for its own account and for the accounts of its customers, which transactions may result from time to time in BARS and its associates having a net "long" or net "short" position in the Common Stock or other securities or option contracts or derivatives in or relating to the Company's securities. If BARS assists the Company in connection with the solicitation of proxies, such activity will be carried out by a team of individuals consisting of officers and employees of BARS.

     The Company estimates that its total expenditures relating to the Company's solicitation (excluding costs representing salaries and wages of regular employees and officers of the Company) will be approximately $500,000. The Company to date has incurred estimated total expenses of approximately $200,000.


     In addition to the members of the Company Board (which consists of Messrs. Beran, Briscoe, Hill, Ketchum, Preston and Pryor), Mr. David L. Schlotterbeck, President of the Company, and Mr. Winston E. Hickman, Senior Vice President and Chief Financial Officer of the Company, may solicit proxies. The business address for each of the members of the Company Board and executive officers named above is, and the Company's executive offices are located at: 620 Newport Center Drive, Suite 700, Newport Beach, California 92660.

                       SHARE TRANSACTIONS BY PARTICIPANTS

     The following table sets forth all purchases and sales of Common Stock during the past two years by the directors of the Company and those executive officers that are participants in the solicitation of proxies:


                                                             TYPE OF      NUMBER OF                PER SHARE
NAME                                                       TRANSACTION     SHARES       DATE         PRICE
--------------------------------------------------------   -----------    ---------    -------    -----------
Walter F. Beran.........................................     Purchase       1,000       3/1/96      $22.625

Ralph D. Ketchum........................................     Purchase       3,500       7/3/96      $ 13.00
                                                             Purchase       2,000      5/24/96      $18.875
                                                             Purchase       1,000      4/12/96      $18.375
                                                             Purchase       1,000       2/2/96      $ 21.00

William A. Preston......................................     Purchase       2,000      7/12/96      $12.375



     Additional information regarding option grants within the last two years to the members of the Company's Board of Directors and to Messrs. Hill, Schlotterbeck and Hickman, is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Commission on December 22, 1997, as amended, and previously delivered to the shareholders under the caption "Item 3(b)-IDENTITY AND BACKGROUND--Certain Stock Ownership Information."

                 SHAREHOLDER PROPOSALS FOR 1998 PROXY MATERIALS

     The Board will make provision for presentation of proposals by shareholders at the 1998 annual meeting of shareholders provided such proposals are submitted in accordance with the Company's Bylaws by eligible shareholders. In order for any such proposals to be included in the proxy materials for consideration at the 1998 annual meeting, the proposals, which must comply with relevant SEC regulations, must have been received no later than November 13, 1997.

                                 OTHER BUSINESS

     The management of the Company is not aware of any other matters to be brought before the Special Meeting. However, if any other matters are properly brought before the Special Meeting, including proposals to adjourn or postpone the Special Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.


                                          By order of the Board of Directors,

                                          /s/ Lester Hill

                                          LESTER HILL
                                          Chairman and Chief Executive Officer

                                          January 16, 1998

                          FORM OF -- PROXY CARD


[PACIFIC SCIENTIFIC LOGO]


                           PACIFIC SCIENTIFIC COMPANY                      PROXY
               SPECIAL MEETING OF SHAREHOLDERS, FEBRUARY 13, 1998
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS



    The undersigned hereby appoints Lester Hill or David L. Schlotterbeck, or either of them, as proxies with power of substitution to vote all shares of the undersigned at the special meeting of the shareholders of Pacific Scientific Company to be held on February 13, 1998, at 2:00 p.m. (local time) at the Hyatt Regency Irvine Hotel, 17900 Jamboree Road, Irvine, California, and at any adjournments or postponements thereof, in accordance with the directions given on the reverse side.


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSALS 1 AND 2 AND TO WITHHOLD AUTHORITY TO VOTE AS TO EACH OF THE NOMINEES FOR DIRECTOR SET FORTH IN PROPOSAL 3.


1.         To repeal any and all provisions of the Company's Bylaws that have not been duly filed by the Company with the
           Securities and Exchange Commission prior to August 11, 1997, including any and all amendments to such Bylaws adopted on or after December 15, 1997.

                                                 / / AGAINST      / / FOR      / / ABSTAIN

2.         To remove all of the members of the Board of Directors of the Company.

                                                 / / AGAINST      / / FOR      / / ABSTAIN

3.         If proposal 2 is approved, to elect the following director nominees nominated by Kollmorgen.

                 / / WITHHOLD AUTHORITY AS TO ALL           / / FOR ALL           / / WITHHOLD AUTHORITY AS TO ALL EXCEPT

(INSTRUCTION: TO VOTE FOR ANY INDIVIDUAL NOMINEE, CHECK THE BOX TO "WITHHOLD
              AUTHORITY AS TO ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME ON THE LINE BELOW.)


________________________________________________________________________________


              David Berthelot, Stuart L. Klein, David Nierenberg,
              William J. Recker, Mark A. Snider, Andre Weiss


4.         In their discretion, on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THE SHARES WILL BE VOTED AGAINST PROPOSALS 1 AND 2 AND TO WITHHOLD AUTHORITY TO VOTE FOR EACH OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 3.

                                              Dated: _____________________, 1998

                                              __________________________________
                                              Signature

                                              __________________________________
                                              Signature (If held jointly)

                                              Title ____________________________

                                              SIGNATURE OF SHAREHOLDER(S) SHOULD
                                              CORRESPOND EXACTLY WITH THE NAME
                                              PRINTED HEREON. JOINT OWNERS
                                              SHOULD EACH SIGN PERSONALLY.
                                              EXECUTORS, ADMINISTRATORS,
                                              TRUSTEES, ETC., SHOULD GIVE FULL
                                              TITLE AND AUTHORITY.